Filed pursuant to Rule 433
Registration Statements Nos. 333-163665 and 333-163665-01
Relating to Preliminary Prospectus Supplement dated
January 18, 2011
Pricing Term Sheet
A preliminary prospectus supplement of Petrobras International Finance Company accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras International Finance Company

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	U.S. Dollars

Principal Amount:	$1,000,000,000

Maturity:	January 27, 2041

Coupon Rate:	6.750%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	January 27 and July 27

First Interest Payment Date:	July 27, 2011

Gross Proceeds:	$992,880,000

Issue Price:	99.288%

Benchmark Treasury:	UST 3.875% due August 15, 2040

Benchmark Treasury Spot and Yield:	88-08, 4.606%

Spread to Benchmark Treasury:	220 bps

Yield to Investors:	6.806%

Make-Whole Call Spread:	35 bps

Pricing Date:	January 20, 2011

Settlement Date:	January 27, 2011 (T+5)

Listing:	New York Stock Exchange

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	71645W AS0

ISIN:	US71645WAS08

Common Code:	TBD

Joint Bookrunners:	BTG Pactual US Capital Corp. Citigroup Global Markets Inc. Itau BBA USA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc.

Co-Managers:	Credit Agricole Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BTG Pactual US Capital Corp. collect at 1-212-293-4618, Citigroup Global Markets Inc. collect at 1-212-723-5427, Itau BBA USA Securities, Inc. toll free in the United States at 1-888-770-4828, HSBC Securities (USA) Inc. collect at 1-212-525-4102, J.P. Morgan Securities LLC toll free in the United States at 1-866-846-2874 and Santander Investment Securities Inc. collect at 1-212-407-0995.

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